EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement 333-148345 on Form S-8 of ViewPoint Financial Group of our report dated March 4, 2008 with respect to the consolidated financial statements of ViewPoint Financial Group and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of ViewPoint Financial Group for the year ended December 31, 2007.

Crowe Chizek and Company LLC
Oak Brook, Illinois
March 10, 2008